Exhibit 99.1

Sterling Financial Corporation of Spokane, Wash., Announces Appointment of Patrick J. Rusnak as Chief Financial Officer

SPOKANE, Wash.--(BUSINESS WIRE)--February 3, 2011--Sterling Financial Corporation (NASDAQ:STSA) (“Sterling”), the bank holding company of Sterling Savings Bank, today announced the appointment of Patrick J. Rusnak as chief financial officer, subject to regulatory approval. Pending receipt of regulatory approval, Mr. Rusnak began serving as acting chief financial officer, effective January 31, 2011.

Rusnak succeeds Daniel G. Byrne, who has served as chief financial officer for Sterling since 1983. Byrne is transitioning into the role of corporate development executive, to focus his expertise on Sterling’s external growth and development strategies.

“We thank Dan Byrne for his many contributions to Sterling and recent tireless efforts to rebuild our company,” said Greg Seibly, president and chief executive officer for Sterling. “His industry- and Sterling-specific knowledge enables him to hit the ground running as we implement Sterling’s growth strategy.”

Seibly continued, “Pat Rusnak has extensive financial service industry experience and brings with him a long track record of success. He executed an innovative, successful 30-month capital raise for AmericanWest that ended December 2010. His expertise and resolve will benefit Sterling as our company moves forward. We look forward to having Pat on our executive team.”

Rusnak joined AmericanWest Bank in 2006 as chief operating officer. He served in that capacity until 2007 when he assumed the additional title of chief financial officer. In July 2008, he was appointed CEO. Rusnak successfully recapitalized the bank by transacting a deal with private investors. Prior to AmericanWest, Rusnak was chief operating officer at Western Sierra Bancorp and executive vice president/finance of Umpqua Holdings Corporation following its acquisition of Humboldt Bancorp in 2004, where he had served as chief financial officer since 2000. He graduated from Saint Joseph’s University in Philadelphia, and BAI Banking School at Vanderbilt University in Nashville, Tenn.

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Wash., is the bank holding company for Sterling Savings Bank, a commercial bank. The bank is state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of Dec. 31, 2010, Sterling Financial Corporation had assets of $9.49 billion and operated 178 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Sterling Savings Bank ranked “Highest Customer Satisfaction with Retail Banking in the Northwest Region” in the J.D. Power and Associates 2010 Retail Banking Satisfaction Study℠. Sterling Savings Bank received the highest numerical score among retail banks in the Northwest region in the proprietary J.D. Power and Associates 2010 Retail Banking Satisfaction Study℠. The study was based on 47,673 total responses measuring 6 providers in the Northwest Region (OR, WA) and measures opinions of consumers with their primary banking provider. Proprietary study results are based on experiences and perceptions of consumers surveyed in January 2010. Your experiences may vary. Visit jdpower.com.

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations, strategy and intentions and other statements contained in this release that are not historical facts and pertain to Sterling’s future operating results and capital position, including Sterling’s ability to complete recovery plans, and Sterling’s ability to reduce future loan losses, improve its deposit mix, execute its asset resolution initiatives, execute its lending initiatives, contain costs, realize operating efficiencies and provide increased customer support and service. When used in this release, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling’s control. These include, but are not limited to: Sterling’s ability to maintain adequate liquidity and its viability as a going concern; the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; changes in laws, regulations and the competitive environment; and Sterling’s ability to comply with regulatory actions and agreements. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Sterling’s Annual Report on Form 10-K, as updated periodically in Sterling’s filings with the Securities and Exchange Commission. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.

CONTACT:
Sterling Financial Corporation
Media:
Cara L. Coon, 509-626-5348
cara.coon@sterlingsavings.com
or
Investors:
Daniel G. Byrne, 509-458-3711
David Brukardt, 509-863-5423